UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 21, 2007

NOBLE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-118632	71-0934772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3044 North 33rd Ave. Phoenix, AZ 85017	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 538-4718

XSInventory

2950 E. Flamingo Rd., Suite E-6D

Las Vegas, NV 89121

(Former name or former address, if changed since last report.)

Copies of Communications to:

Stoecklein Law Group

4695 MacArthur Court, 11th Floor

Newport Beach, CA 92660

(949) 798-5541

Fax (949) 258-5112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On May 21, 2007, the Registrant entered into an employment agreement (“Employment Agreement”) with L. Fred Huggins, to serve as its Vice President of Sales and Marketing. The Employment Agreement is for two years commencing on May 21, 2007 and expiring on May 21, 2009. Mr. Huggins is entitled to the following compensation pursuant to the Employment Agreement.

•

The Registrant has agreed to pay Mr. Huggins a base salary of $150,000 per year, which will be reviewed annually in accordance with the Registrant’s regular practice for members of its Senior Management.

•	Mr. Huggins will be granted 10,000 shares of the Registrant’s common stock pursuant to the employment agreement.
•

An additional 10,000 shares of the Registrant’s common stock either through the issuance of restricted stock or options approved by the Board of Directors will be granted to Mr. Huggins each year on the anniversary of his employment. The shares or options will be vested upon the one year anniversary of the granting of the shares.

•

The Registrant has agreed to give Mr. Huggins incentive and/or bonus compensation, which will be determined and developed by the Registrant at a later date but will be based primarily on sales achieved by the Registrant.

•

The Registrant has agreed to give Mr. Huggins an automobile allowance of $600 per month. Additionally, the Registrant will give Mr. Huggins an allowance of $500 to $1000 per month to cover the cost of an individual health insurance program until the Registrant has established a life and health insurance plan.

•

The Registrant may terminate the agreement if Mr. Huggins breaches the employment agreement and the Registrant must provide written notification of the termination and give 60 days notice. Mr. Huggins may terminate the agreement at any time provided he notifies the Board of Directors in writing at least 60 days prior to the termination date.

A copy of the Employment Agreement is attached hereto as Exhibit 10.9.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sale of Equity Securities

On May 21, 2007, pursuant to the employment agreement with Fred Huggins, the Registrant’s newly appointed vice president of sales and marketing, the Registrant authorized the issuance of 10,000 shares of common stock. The Registrant believes the issuance of the shares will be exempt from the registration and prospectus delivery requirement of the Securities Act of 1933 by virtue of Section 4(2). The shares are to be issued directly by the Registrant and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of the Registrant that contained the relevant information needed to make his investment decision, including the Registrant’s financial statements and 34 Act reports. The Registrant reasonably believed that the recipient had such knowledge and experience in its financial and business matters that he was capable of evaluating the merits and risks of his investment. The recipient had the opportunity to speak with the Registrant’s management on several occasions prior to his investment decision.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointments of Principal Officers.

(c) Appointment of New Officer

On May 21, 2007, the Registrant appointed L. Fred Huggins to serve as the Vice President of Sales and Marketing of the Registrant. Mr. Huggins entered into an employment agreement with the Registrant, which is described in greater detail above under Item 1.01 and is attached hereto as Exhibit 10.9.

L. Fred Huggins is the Registrant’s newly appointed Vice President of Sales and Marketing. Prior to joining the Registrant, Mr. Huggins was the Executive Vice President of Universal Metal Industries, Inc. and the President of Artech USA, LLC. Mr. Huggins had served in those positions since January 2002 and led all aspects of sales, marketing, and administration for the range hood manufacturing company as well as launching the new brand and company of Artech. Since 1979, Mr. Huggins has held various positions and titles for the Whirlpool Corporation handling various aspects of sales and marketing, the most recent being the Purchase Experience and Product Launch Project Manager for Whirlpool Corporation from April 1996 through December 2001. During that time there, Mr. Huggins was the project lead for delivering nationwide experiential new products launches, which included developing launch strategy, budgets, scheduling, executing and follow up of the launch. Additionally, Mr. Huggins managed Whirlpool’s sales training efforts for all booth workers and contract channel training strategy. Mr. Huggins also worked as a Division and Sales Manager of Retail Channel, a Manager of Retail Marketing Education and Builder Marketing Education, a Field Sales Manager, and an Account Manager for the Whirlpool Corporation. Mr. Huggins received a Bachelor of Science in Business Administration from Florida State University and performed Graduate Studies at the University of South Florida.

Section 9 – Financial Statements and Exhibits

Item 9.01	Exhibits

EXHIBITS

Exhibit Number	Description
10.9	Employment Agreement with L. Fred Huggins, dated May 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noble Innovations, Inc.

By: /s/James Cole
James Cole, Chief Executive Officer

Date: June 26, 2007